FIRST TENNESSEE.

Date: Monday, October 23, 2017

To: PRA Professional Liability Group, Inc.
100 Brookwood Place, Suite 300
Birmingham, AL 35209
Attention: Larry Cochran
lcochran@proassurance.com

Interest Rate Cap Trade Confirmation

Our Trade Reference: 17407
The purpose of this communication is to set forth the terms and conditions of the Transaction entered into on the Trade Date specified below (the "Transaction") between First Tennessee Bank National Association ("Party A") and PRA Professional Liability Group, Inc. ("Party B"). This communication constitutes a "Confirmation" as referred to in the Agreement specified below.

This Confirmation is subject to, and incorporates, the 2006 ISDA Definitions (the "Definitions"), published by the International Swaps and Derivatives Association, Inc. ("ISDA") except that for purposes of this Confirmation all references to a "Swap Transaction" in the Definitions will be deemed to apply to the Transaction referred to herein. In the event of any inconsistency between the Definitions and this Confirmation, the terms of this Confirmation shall govern.

In the event that the parties have not yet executed an ISDA Master Agreement, this Confirmation evidences a complete and binding agreement between you and us, unless and until subsequently agreed between Party A and Party B, as to (i) the terms of the Transaction to which this Confirmation relates and (ii) the provisions of a 1992 ISDA Master Agreement (Local Currency-Single Jurisdiction) including a Schedule with First Tennessee Bank National Association being designated as Party A and PRA Professional Liability Group, Inc. being designated as Party B. Upon the execution by you and us of a separate form of ISDA Master Agreement and Schedule (the "Agreement"), this Confirmation will supplement, form part of, and be subject to the Agreement. All provisions contained in or incorporated by reference in the Agreement upon its execution will govern this Confirmation except as expressly modified below. In the event of any inconsistency between the provisions of the Agreement, and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

Party A and Party B each represent to the other that it has entered into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other.

The terms of the particular Transaction to which this confirmation relates are as follows:

1. General Terms

Notional Amount:	USD 35,000,000.00
Trade Date:	October 23, 2017
Effective Date:	October 23, 2017

Termination Date:	October 23, 2027, subject to adjustment in accordance with the Modified Following Business Day Convention
Calculation Agent:	Party A
Calculation Agent City:	Memphis

2. Fixed Amount

Fixed Amount Payer:	Party B
Fixed Amount:	USD 2,070,000.00
Payment Date:	October 24, 2017

3. Floating Amounts

Floating Amount Payer:	Party A
Cap Rate:	2.3500%
Payment Dates:	Quarterly on the 23rd commencing January 23, 2018 through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention
Period End Dates:	Quarterly on the 23rd commencing January 23, 2018 through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention
Floating Rate Option:	USD-LIBOR-BBA
Designated Maturity:	3 Month
Spread:	None
Day Count Fraction:	Actual/360
Reset Dates:	The first day of each Calculation Period
Rate Determination Dates:	Two London Business Days prior to the first day of each Calculation Period
Business Days:	New York
Business Day Convention:	Modified Following

4. Notice and Account Details

Contact Details for Notices:	
Party A:	Mr. William Buck 845 Crossover Lane Ste. 150 Memphis, TN 38117
Party B:	Larry Cochran 100 Brookwood Place, Suite 300 Birmingham, AL 35209

Account Details:	
You will pay to ourselves at:	First Tennessee Bank, Memphis, TN ABA #: 084000026 Account Number: 191265 Attention: Capital Markets
We will pay to yourselves at: (Please provide Payment information)	Per your Standing Payment Instructions or Debit Authorization if available.

5. Additional Representations

Eligible Contract Participant. Each party represents that it is an "Eligible Contract Participant" as defined in the US Commodity Exchange Act.

Non-Reliance. Each Party is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it is being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee without reference to choice of law doctrine that would result in the application of the laws of any other state.

Election not to Clear. Each party has elected not to clear this Transaction through a derivatives clearing organization. If Party B is an issuer of securities registered under Section 12 of, or is required to file reports under Section 15(d) of, the Securities Exchange Act of 1934, as amended, an appropriate committee of Party B's board of directors (or equivalent body) has reviewed and approved the decision to enter into swaps that are exempt from the clearing requirement of Section 2(h)(1) and Section 2(h)(8) of the Commodity Exchange Act.

Waiver of Jury Trial. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all rights it may have to trial by jury in respect of any proceedings arising out of or relating to

this Transaction and acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, these mutual waivers.

6. Confirmation

Please confirm that the foregoing sets forth the terms of our agreement by executing this Confirmation in the space provided below and returning a copy via fax to the contact set forth above.

Please contact the undersigned immediately if the terms and conditions of this Confirmation are not in accordance with your understanding of this agreement.

We are delighted to have entered into this Transaction with you, and we look forward to working with you again.

First Tennessee Bank, National Association

Al Farlow

Al Farlow
Manager

PRA Professional Liability Group, Inc.

By: ______________________
Name: Lawrence K. Cochran
Title: CIO